Exhibit 10.1

October 1, 2010

Raser Technologies, Inc. Raser Power Systems, LLC Los Lobos Renewable Power, LLC Lightning Dock Geothermal HI-01, LLC 5152 N. Edgewood Drive, Suite 375 Provo, Utah 84604

Gentlemen:

     This letter agreement (this “Letter Agreement“) is being entered into by and among Evergreen-FE Lightning Dock, LLC, a Delaware limited liability company (“EFLD“), Raser Technologies, Inc. a Delaware corporation (“Raser“), Los Lobos Renewable Power, LLC, a Delaware limited liability company (“Los Lobos“), Raser Power Systems LLC, a Delaware limited liability company (“Raser Power“) and Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (“Project Company“). EFLD, Raser and Project Company are negotiating substantive terms of a proposed investment by EFLD in Project Company to finance the development and operation of the Lightning Dock geothermal project in Animas County, New Mexico (the “Project“), for a total of roughly $15.3 million representing a 51% interest in Project Company. In the meantime, this Letter Agreement sets forth our agreement with respect to the following:

     1. Loan. On and after the date hereof, EFLD will loan certain funds to Project Company for the purposes of initiating certain studies and payment of certain other budgeted expenses in connection with the Project (the “Loan“). The Loan will be evidenced by the Secured Promissory Note in the form of Exhibit A hereto (the “Note“). Project Company‘s obligations under the Note will be secured by a first-priority lien on certain Project Company equipment (the “Collateral“), as more fully described in the Security Agreement in the form of Exhibit B hereto (the “Security Agreement“). Upon, and subject to, execution and delivery by EFLD, Raser and Project Company of definitive documents governing EFLD‘s equity investment in Project Company in form and substance acceptable to all parties (including, without limitation, a Membership Interest Purchase Agreement and an Operating Agreement of Project Company), the then-outstanding Loan balance will credited towards the purchase price payable by EFLD for its membership interest in Project Company.

     2. Repayment of Loan; Potential Conversion of Loan Balance to Equity in Project Company. In the event that (i) the Project Company is unable to repay some or all of the outstanding principal and accrued interest (“Remaining Loan Balance“) by the Maturity Date (as defined in the Note) and (ii) the proceeds from a sale of the Collateral are insufficient to pay the Remaining Loan Balance, EFLD will be entitled to membership interests in the Project Company in an amount, expressed as a percentage, equal to (x) the Remaining Loan Balance, less the proceeds from the sale of the Collateral (y) divided by 15,300,000 (z) multiplied by 0.5. Such membership interests shall have the first right to all distributions and or proceeds from the sale of additional Project Company equity, Project cash flow and/or proceeds of any sale of all or substantially all of Project Company‘s assets, until any unpaid amount of the Remaining Loan Balance, plus 1% of such amount per month, has been distributed to EFLD. Project Company hereby covenants that it shall not, and Raser Technologies hereby covenants that it shall not, cause or permit Project Company to, (a) issue any additional membership interests in Project Company; (b) create any class of membership interests in Project Company having distribution rights senior to or pari passu with EFLD‘s membership interests, or (c) declare or make any distributions, in each case without EFLD approval until such time as any unpaid amount of the Remaining Loan Balance has been returned to EFLD. EFLD’s membership interests shall terminate following repayment of the foregoing amount.

     3. Exclusivity. From the date hereof through November 30, 2010, Raser, Los Lobos, Raser Power and Project Company hereby agree on behalf of themselves, and their respective agents, employees, attorneys, investment bankers, brokers, or other persons acting directly or indirectly on any of their behalf, not to solicit, initiate, accept, consider, discuss or enter into any agreement or understanding with any person other then EFLD with respect to any (i) issuance or sale of any equity interests (or securities convertible into equity interests) in Project Company, Los Lobos or Raser Power, (ii) merger or other business combination of Project Company, Los Lobos or Raser Power with any other entity, (iii) sale, assignment or transfer of any of Project Company‘s assets or any of Los Lobos‘, Raser‘s or Raser Power‘s assets that are necessary for the development and operation of the Project, or (iv) other material transaction relating to the financing of the Project or of Los Lobos, Raser Power or Project Company, other than a transaction with a major generation equipment supplier, for the financing and turnkey engineering, procurement and construction of the Project. Raser hereby represents and warrants to EFLD that Raser owns, directly or indirectly, 100% of the membership interests of each of Raser Power, Los Lobos and Project Company.

     4. Maintenance of Collateral. Project Company agrees not to, and Raser agrees not to cause or permit Project Company to, sell, transfer, assign, pledge, encumber or otherwise transfer any portion of the Collateral or any interest therein unless and until the Loan is fully and finally repaid to EFLD in accordance with the Note or applied to purchase price payments for EFLD‘s membership interests in Project Company.

     5. Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Letter Agreement may be executed by facsimile or electronic signature(s) in .pdf format.

     6. Entire Agreement. This Letter Agreement constitutes the entire agreement among the parties hereto relating to the matters set forth herein.

     7. Amendments and Waivers. This Letter Agreement may be amended, and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of each of the parties hereto.

     8. Governing Law. This Letter Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

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     If you in agreement with the foregoing, please sign a copy of this letter in the space provided below and return a copy to EFLD.

EVERGREEN-FE LIGHTNING DOCK, LLC

By: /s/ George A. Sorenson___________________________
Name: George A Sorenson Title: Managing Member

Accepted and agreed this 1st day of October, 2010: RASER TECHNOLOGIES, INC.

By: /s/ Nicholas Goodman Name: Nicholas Goodman Title: CEO LIGHTNING DOCK GEOTHERMAL HI-01, LLC

By: /s/ Steven Brown Name: Steve Brown Title: Manager LOS LOBOS RENEWABLE POWER, LLC By: /s/ Steven Brown Name: Steven Brown Title: Manager

RASER POWER SYSTEMS, LLC By: /s/ Richard Holt Name: Richard Holt Title: Manager